Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-82124-01 and 333-82124-04) of Mediacom LLC and Mediacom Capital Corporation of our report dated March 27, 2007 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 27, 2007